UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2021

Impinj, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37824	91-2041398
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Fairview Avenue North, Suite 1200

Seattle, Washington 98109

(Address of Principal Executive Offices, and Zip Code)

(206) 517-5300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PI	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Convertible Notes and the Indenture

On November 2, 2021, Impinj, Inc. (the “Company”) priced its private offering of $250 million in aggregate principal amount of 1.125% Convertible Senior Notes due 2027 (the “Notes”). The Notes are senior unsecured obligations of the Company. The Notes were issued pursuant to an Indenture, dated November 5, 2021 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee. The Indenture includes customary covenants and sets forth certain events of default after which the Notes may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Company after which the Notes become automatically due and payable. The Company also granted the Initial Purchasers (as defined below) of the Notes a 13-day option to purchase up to an additional $37.5 million aggregate principal amount of the Notes (the “Additional Notes”), which option was fully exercised on November 4, 2021.

The Notes will mature on May 15, 2027, unless earlier redeemed, repurchased or converted. The Notes will bear interest from November 5, 2021 at a rate of 1.125% per year payable semiannually in arrears on May 15 and November 15 of each year, beginning on May 15, 2022. The Notes will be convertible at the option of the holders at any time prior to the close of business on the business day immediately preceding February 15, 2027, only under the following circumstances: (1) during any fiscal quarter commencing after the fiscal quarter ending on March 31, 2022 (and only during such fiscal quarter), if the last reported sale price of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined in the Indenture) per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such trading day; (3) if the Company calls the Notes for redemption, at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date; and (4) upon the occurrence of specified corporate events. On or after February 15, 2027, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their Notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances. Upon conversion, the Company may satisfy its conversion obligation by paying and/or delivering, as the case may be, cash, shares of the Common Stock or a combination of cash and shares of the Common Stock, at the Company’s election, in the manner and subject to the terms and conditions provided in the Indenture. The conversion rate for the Notes will initially be 9.0061 shares of the Common Stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $111.04 per share of the Common Stock. The initial conversion price of the Notes represents a premium of approximately 42.5% to the $77.92 per share last reported sale price of the Common Stock on November 2, 2021. The conversion rate is subject to adjustment under certain circumstances in accordance with the terms of the Indenture.

The Company may not redeem the Notes prior to November 20, 2024. The Company may redeem for cash all or any portion of the Notes (subject to the partial redemption limitation (defined below)), at its option, on or after November 20, 2024, if the last reported sale price of the Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on and including the trading day preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. If we elect to redeem fewer than all of the outstanding Notes, at least $75.0 million aggregate principal amount of Notes must be outstanding and not subject to redemption as of the relevant redemption date (the “partial redemption limitation”). No sinking fund is provided for the Notes, which means that the Company is not required to redeem or retire the Notes periodically.

Upon the occurrence of a fundamental change (as defined in the Indenture) prior to the maturity date, subject to certain conditions, holders may require the Company to repurchase all or a portion of the Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Notes are the Company’s senior unsecured obligations and will rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to any of the Company’s unsecured indebtedness that is not so subordinated, including the Company’s outstanding 2.00% convertible senior notes due 2026 (the “2026 Notes”); effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities of current or future subsidiaries of the Company (including trade payables).

The following events are considered “events of default” with respect to the Notes, which may result in the acceleration of the maturity of the Notes:

(1) the Company defaults in any payment of interest on any Note when due and payable and the default continues for a period of 30 days;

(2) the Company defaults in the payment of principal of any Note when due and payable at its stated maturity, upon redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right, and such failure continues for five business days;

(4) failure by the Company to, in accordance with the provisions of the Indenture, give (i) a fundamental change notice when due, and such failure continues for five business days, or (ii) notice of a specified corporate transaction when due, and such failure continues for two business days;

(5) failure by the Company to comply with any of its obligations under the Indenture with respect to consolidation, merger, sale, conveyance, transfer and lease of assets of the Company;

(6) failure by the Company for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received to comply with any of its other agreements contained in the Notes or the Indenture;

(7) default by the Company or any significant subsidiary (as defined in the Indenture) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $40.0 million (or its foreign currency equivalent) in the aggregate of the Company and/or such significant subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case, after the expiration of any applicable grace period, if such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness shall not have been paid or discharged, as the case may be, within 30 days after written notice to the Company by the trustee or to the Company and the trustee by holders of at least 25% in aggregate principal amount of Notes then outstanding in accordance with the Indenture; and

(8) certain events of bankruptcy, insolvency or reorganization of the Company or any significant subsidiary.

If such an event of default, other than an event of default described in clause (8) above with respect to the Company, occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to the Company and the trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all the Notes then outstanding to be due and payable. If an event of default described in clause (8) above with respect to the Company occurs, 100% of the principal of and accrued and unpaid interest on the Notes then outstanding will automatically become due and payable.

A copy of the Indenture (including the form of the Note) is attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference (and this description is qualified in its entirety by reference to such document).

The net proceeds from the offering of the Notes were approximately $278.3 million (after taking into account the exercise in full by the Initial Purchasers of their option to purchase Additional Notes), after deducting the Initial Purchasers’ discounts and commissions and the Company’s estimated offering expenses related to the offering. The Company used approximately $184.2 million of the net proceeds from the offering for 2026 Note Repurchase (as defined below). The Company intends to use the remainder of the net proceeds from the offering for general corporate purposes.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under Items 1.01 and 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and for resale by the Initial Purchasers to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the purchase agreement pursuant to which the Company sold the Notes to the Initial Purchasers. The shares of the Common Stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

To the extent that any shares of the Common Stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Notes and any resulting issuance of shares of the Common Stock.

Item 8.01.	Other Events.

Purchase Agreement

On November 2, 2021, the Company entered into a purchase agreement (the “Purchase Agreement”) with Goldman Sachs & Co. LLC and Jefferies LLC, as representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell the Notes. In addition, pursuant to the terms of the Purchase Agreement, the Company granted the Initial Purchasers a 13-day option to purchase up to an additional $37.5 million aggregate principal amount of Additional Notes on the same terms and conditions. On November 4, 2021, the Initial Purchasers exercised in full their option to purchase Additional Notes. The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

2026 Note Repurchase

In connection with the offering of the Notes, the Company used approximately $184.2 million of the net proceeds from the offering for the repurchase for cash of $76.4 million aggregate principal amount of the Company’s outstanding 2026 Notes through individual privately negotiated transactions concurrently with the offering of the Notes (collectively, the “2026 Note Repurchase”). Following the consummation of the 2026 Note Repurchase, approximately $9.8 million aggregate principal amount of the 2026 Notes will remain outstanding.

Launch Press Release

On November 1, 2021, the Company issued a press release announcing its intention to offer $225 million aggregate principal amount of the Notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Pricing Press Release

On November 2, 2021, the Company issued a press release announcing the pricing of its offering of $250 million aggregate principal amount of the Notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The size of the offering was increased from the previously announced $225 million aggregate principal amount. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

4.1	Indenture, dated as of November 5, 2021, between Impinj, Inc., and U.S. Bank National Association, as trustee.

4.2	Form of 1.125% Convertible Senior Notes due 2027 (included in Exhibit 4.1).

99.1	Launch Press Release, issued November 1, 2021.

99.2	Pricing Press Release, issued November 2, 2021.

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Impinj, Inc.

Date: November 5, 2021	By:	/s/ Chris Diorio
Chris Diorio
Chief Executive Officer